Exhibit 10.27
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                             STANDARD FUNDING CORP.
                            335 Crossways Park Drive
                            Woodbury, New York 11797
                         (516)364-0200 Fax (516)364-8497

August 5, 1997

Ms. Christine Montagna
Vice President
Fleet Bank
592 Fifth Avenue
New York, NY 10036

                                Re: Participation Program

Dear Ms. Montagna:

Pursuant to our discussion, we are hereby offering to sell to you and you are hereby purchasing from us, without recourse to us, an undivided fractional 50% participation interest (hereinafter called the "participation percentage") in:

            (i) our premium finance receivables listed on Schedule A (herein called the "transaction") for a participation purchase price of $319.272.29, which is an amount equal to the participation percentage of the present unpaid balance on the transaction(s) which we warrant and represent to you are, to the best of our knowledge and belief, a bona fide and enforceable obligation to pay; and

            (ii) all documents evidencing or securing such transaction(s) including, without limitation, the Underlying Agreements (as defined below); and

            (iii) the right to receive the participation percentage of the proceeds of any collateral (including without limitation unearned premium refunds) securing the transaction(s).

As long as the transaction(s) are not in default, and we receive payments thereon in good funds, as shown in Schedule B, we will remit to you once each month, to be applied against the net cash balance of your participation purchase price, the participation percentage of each of the payments received by us during the preceding month on the transaction(s), and will pay you, on or before the 15th of each month, interest at the rate of
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7.65625% simple interest per annum, (based on a 6 month Libor + 2.25%) 365 day year, (hereinafter called the "participation rate") on the average net cash balance of your participation purchase price outstanding during the preceding month in respect of the transaction(s). In the event that the transaction(s) or any guarantors thereon are in default in any of their obligations to us with respect to the transaction(s) and/or we proceed to cancel the policy or take any other action that we may deem, in our sole discretion, necessary, proper or advisable to protect our and your interest, and receive monies on the account of the transaction(s), such monies will be disbursed in the following order:

            1. All out-of-pocket expenses, including but not limited to reasonable attorney's fees, costs of repossession, collection, etc., incurred and/or anticipated shall be paid/reimbursed to Standard Funding Corp.; then

            2. The participation percentage of the remainder will be promptly remitted to you as collected until you have received an aggregate amount equal to the net outstanding cash balance of the above-mentioned participation purchase price plus interest thereon at the participation rate to the date of payment. As soon as you have received the foregoing sum, you will have no further interest in the transaction(s).

We shall endeavor to keep you fully advised as to any actions we are taking and/or anticipate taking with respect to the transaction(s), including the exercise of any remedial action/procedures.

We shall not have any liability to you for the repayment of the participation purchase price, your participating interest, or any other charges, or sums except for the above-mentioned monthly payment to you out of monies actually received by us with respect to the transaction(s). We will exercise such care in the handling of the transaction(s) as we would exercise in the case of transactions in which we are alone interested, and we will take such action as may be necessary to the end that you and we shall have a valid security interest in the return premium with respect to which you are participating. Except as stated herein, we will have no liability with respect to the transaction(s) as long as we have acted in good faith and without gross negligence or willful misconduct. At any time during the term of this Agreement we will have the option, but not the obligation, of paying to you the then outstanding cash balance of your participation purchase price in the transaction, plus interest thereon to date as provided herein and immediately upon such payment you will thereupon cease to have any interest whatsoever in the transaction and shall immediately return all of original documents, if any, to us.

At any time during business hours, we will permit such agents, as you may designate to us in writing, to examine our books, records and accounts relating to the transactions. The transactions and any security interest arising thereunder shall be retained by us in our own name but, to the extent of your interest therein, as agent of and for you and subject to your rights with respect thereto as herein set forth.
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We will keep a record of the transaction appropriately marked as to show your interest therein and in showing the ownership thereof on our books and in any statement and reports as to our condition, we will include only such portion of the transaction as shall equal our own pro rata interest therein. All costs and expenses of routine collection efforts shall be borne by us, except that any out-of-pocket costs and expenses of collection by outside agencies or attorneys, including their reasonable fees and disbursements, court cost and the like, shall be borne by you to the extent of the participation percentage of any such amounts.

We represent and warrant, which representations and warranties shall survive the execution hereof, that:

            (i) attached hereto as Schedule C is an accurate and complete list of all the Premium Finance Agreements and any other material documents, as amended through the date hereof, entered into with respect to the transaction(s) (collectively, the "Underlying Agreements");

            (ii) we have provided to you a true, complete and correct sample of our current form of Premium Finance Agreement (the "Premium Finance Agreement") and there are no other documents or instruments which could materially or adversely affect the transaction(s) or your participation therein;

            (iii) no event of default under the Underlying Agreements has occurred or is presently continuing;

            (iv) we have full power, authority and legal right under applicable law to execute and deliver this Participation Agreement, and to perform in accordance with the provisions of this Participation Agreement those things on our part to be performed; and

            (v) this Participation Agreement is enforceable in accordance with its terms; and

            (vi) we are the legal and beneficial owner of the transaction(s) subject to this Participation Agreement.

We agree to provide you with prompt written notice of any event of default under any Underlying Agreements at settlement date on Schedule B. We will also notify you of each request for any amendment, waiver or consent in connection with the Underlying Agreements and our exercise of any rights or remedies pursuant thereto.

We will not, without your prior written consent, agree to any waiver or amendment to the terms of the transactions or the Underlying Documents which would reduce, forgive or extend the maturity of any portion of the principal amount of any transaction(s), reduce the interest rate on any transaction(s) below that to which we are entitled to under this Participation Agreement, release any of the collateral under the Underlying Agreements, or extend any stated payment date for principal or interest.
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If an insured/obligor under any existing Underlying Agreement in which you have a participation interest, requests that we finance an additional premium(s) of an existing policy and the amount of the additional premium(s) is less than or equal to 25% of the original premium(s) for such Policy, then without your prior written consent, we may increase the insured/obligor's outstanding balance by issuing a check, net of the downpayment, for the monies due to the insurance carrier or producer to fund the additional premium(s). You shall have an undivided 50% interest in the increased Underlying Agreements and additional premium(s) transaction and you shall remit to us, as indicated on the Schedule "A", 50% of the additional premiums funded. We shall provide you with evidence of the additional sums funded and the Underlying Agreement for such increased transaction. If the request to fund an additional premium(s) is more than 25% of the amount of the original premium(s) of a policy on an Underlying Agreement in which you have an interest, then we must request your prior written consent to fund the increase. If you do not consent to funding the increase, then we may, at our option, finance the additional premium(s) on our own account, in which event you shall maintain your 50% interest in the original premium.

Upon prior written notice to us, you may sub-participate your participation hereunder to any bank or financial institution which is an affiliate of yours, so long as there are no other modifications to this agreement resulting therefrom.

You represent to, and agree with, us that you have made your own credit analysis of the transaction(s) for the purpose of acquiring the participation herein based on (and having had access to) such documents and information as you have deemed to be appropriate and sufficient for such purpose and for entering into this Participation Agreement.

      You and we acknowledge that the Underlying Documents, this Participation Agreement and the participation hereunder represent commercial transactions, not investments, and are not being acquired for resale or with a view for resale and are not intended to constitute a security for purposes of any applicable securities law.

      This Participation Agreement shall be governed by, and construed and enforced with, the laws of the State of New York.

      We represent and warrant, which representations and warranties shall survive the execution hereof, that each transaction which is subject to this Participation Agreement shall at the date of submission of the contract(s) for this Participation, satisfy each of the following conditions:'

      (i) the insurance provider for each transaction must have a rating by A.
M. Best & Company of not less than "A-";

      (ii) the policy premium for each transaction shall not be less than $80,000, such that the minimum amount of your participation in any single transaction is $40,000;
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      (iii) for each transaction we have provided to you written evidence to your satisfaction that that we have confirmed the existence of the underlying insurance policy with the insurance carrier; and

      (iv) prior to your entering into the participation with respect to each transaction, the insured with respect thereto has already made its non-refundable down payment on the contract in an amount not less than 10% of the premium.

Each request by us to sell to you a participation in a transaction shall constitute a representation and warranty by us that the conditions set forth above have been satisfied as of the date of such request.

The determination, subsequent to the date of this agreement, that any provision hereof is invalid and/or unenforceable, shall not affect the enforceability of any other provision.

It is hereby agreed that we shall have the right without prior notice or responsibility to you to exercise and enforce all privileges and rights granted to us thereunder, without limitation, as we may in our sole discretion desire, subject of course to the terms and condition of this Letter Agreement. Upon the payment in full of the transaction you shall immediately return all of the original documents to us.

If the foregoing is acceptable to you please so indicate in the space provided below and return a copy hereof to the undersigned.

                                   STANDARD FUNDING CORP.

                                   By:    /s/ Alan J. Karp
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                                   Name:  Alan J. Karp
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                                   Title: President
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FLEET BANK ACCEPTED
AND AGREED TO:

By:    /s/ Christine Montagna
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Name:  Christine Montagna
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Title: Vice President
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